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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Antigenics Inc.:


We consent to incorporation by reference in the registration statements on Form S-8 (File Nos. 333-40440, 333-40442 and 333-50434) and on Form S-3 (File Nos.
333-37820 and 333-56948) of Antigenics Inc. of our report dated February 20, 2001, relating to the consolidated balance sheets of Antigenics Inc. and subsidiary as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Antigenics Inc. and to the reference to our firm under the heading "Selected Financial Data" in such Annual Report on Form 10-K.

                                                       /s/ KPMG LLP

Short Hills, New Jersey
March 27, 2001